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Exhibit 99.5

TRANSLATION FOR INFORMATION PURPOSES ONLY
STRICTLY CONFIDENTIAL

31 October 2006

PROPOSED SAFEGUARD PLAN FOR THE
EUROTUNNEL GROUP COMPANIES
the names of which are set out in Annex 1 to this Proposed
Safeguard Plan
(Articles L. 626-1 et seq. of the French Commercial Code)

IMPORTANT NOTICE

This English language translation of the French language original text of the Proposed Safeguard Plan that is presented by Eurotunnel has been prepared for information purposes only. In the event of any discrepancy between the French language original and this English language translation, the French language original will prevail. Neither Eurotunnel nor any of its advisers will incur any liability in connection with this English translation.

TRANSLATION FOR INFORMATION PURPOSES ONLY
SEE IMPORTANT NOTICE ON COVER PAGE
STRICTLY CONFIDENTIAL

BACKGROUND

(a)
By decisions dated 2 August 2006, the Commercial Court of Paris opened Safeguard Proceedings (procédure de sauvegarde), in accordance with the provisions of articles L. 620-1 et seq. of the French Commercial Code, for the benefit of the Eurotunnel group companies whose names are set out in Annex 1 hereto (together the Companies), and fixed an initial observation period of six months.

(b)
Mr Laurent Guernevé and Mr Emmanuel Hesse (the Judicial Administrators) have been appointed as judicial administrators (administrateurs judiciaires) with a supervisory role. Mrs Valérie Leloup-Thomas and Mr Jean-Claude Pierrel (the Creditor Representatives) have been appointed as creditor representatives (mandataires judiciaires).

(c)
From 2 August 2006 to 25 October 2006, certain restructuring proposals based on agreements previously reached with certain of the Eurotunnel group's principal creditors have been presented by Eurotunnel's management, with the assistance of the Judicial Administrators, and discussed with the representatives of the principal creditors of the Eurotunnel group with a view to developing the proposed safeguard plan (the Proposal). As soon as it has been approved by the Commercial Court of Paris, this Proposal will become the Safeguard Plan and the implementation of the Reorganisation (as defined below), in particular the compliance with the time periods required for each phase, will be carried out under the control of the Commercial Court of Paris and the officials appointed for this purpose in accordance with applicable laws.

(d)
Pursuant to the provisions of article L. 626-2 of the French Commercial Code, this Proposal sets out:

•
the prospects for, and methods of, recovery of the Companies and more generally Eurotunnel's business (1);

•
the methods that will be used to satisfy Eurotunnel's liabilities, in particular the terms of the reorganisation which Eurotunnel proposes to implement with all relevant parties (the Reorganisation) (2);

•
the level of, and prospects for, employment (3).

This Proposal also sets out the timetable for the reorganisation (4) and the undertakings given by relevant parties (5).

This Proposal is completed by a specific proposed safeguard plan for each Company to the extent that the characteristics of the proposed safeguard plan for that Company differ from the principal points summarised in this Proposal.

In order to allow for a better assessment of the figures set out in this Proposal, certain amounts stated in pounds sterling have, except where otherwise indicated,

been converted into euros and certain amounts stated in euros have been converted into pounds sterling, as the case may be, by applying the exchange rate as at 2 August 2006, that is 1.46635 euro for one pound sterling.

1.    GENERAL OVERVIEW OF THE PROPOSAL

1.1        ORIGIN OF THE PROBLEMS AND PURPOSES OF THE PROPOSAL

The difficulties faced by the Companies arise from the fact that they are all either directly debtors, guarantors or joint and several debtors of an aggregate level of debt (the Debt) of more than 9 billion euros in principal, in respect of which they will not be able to satisfy their obligations as borrowers if a global restructuring of such Debt ensuring the future of the business cannot be implemented.

The Eurotunnel group does not have financial difficulties relating to the business of operating the Channel Tunnel. On the contrary, the significant efforts undertaken by the management of Eurotunnel since 2004, have enabled it to substantially improve operating profits.

The main cause of the difficulties faced by the Companies lies in their excessive level of indebtedness. This indebtedness is totally disproportionate to the revenues generated by the business of operating the Channel Tunnel. The imbalance arose out of spiralling construction costs for the Tunnel, mainly due to unforeseen technical difficulties, as well as an increase in safety standards in comparison to the standards adopted at the outset which were significantly reinforced by the grantors of the Concession and also to delays in delivery in respect of work for the Tunnel and in respect of certain equipment necessary for the operation of the Tunnel. This spiralling of costs and these delays resulted in a substantial increase in the budget necessary for the completion of the Tunnel project:

  •
  initial budget—9 billion euros (of which 1.2 billion euros of shareholders' equity);

  •
  reassessment of cost in 1990—11.6 billion euros (of which 10.4 billion euros of debt);

  •
  new increase in 1994 resulting in a final cost of approximately 15 billion euros and an overall level of debt of approximately 13.5 billion euros.

In addition, projections taken into consideration at the start of the Tunnel project in 1986 and subsequently at the time of the restructuring in 1998 were overly optimistic, in particular the traffic forecasts relating to the railways, making repayment of the debt unrealistic within the expected deadline.

In these circumstances, the proposals submitted to the Committees as set out in this Proposal aim to:

  •
  achieve the restructuring of the vast majority of the Debt by significantly reducing its overall amount; and

  •
  enable the continuation of Eurotunnel's business, ensure the stability of the Eurotunnel group and its ongoing development and maintain employment.

1.2        PROSPECTS FOR RECOVERY: THE PRINCIPAL ASPECTS OF THE PROPOSED REORGANISATION

The prospects for recovery depend on the operating objectives mentioned in Annex 2 to this Proposal, particularly those relating to operating cash-flow. These objectives are based in particular on an analysis of operating profits from 2004 to 2005(1) and have been prepared on a realistic basis.

This Proposal is based on an overall reorganisation of the Eurotunnel group, which assumes:

  •
  the creation of new legal entities, including a new holding company called "Groupe Eurotunnel S.A" (GET SA), which will borrow the amounts necessary to refinance the most senior tranches of the Debt from various financial institutions pursuant to a long-term loan, the principal characteristics of which will be finalised prior to the approval of the Safeguard Plan (the Term Loan);

  •
  the issue by an English subsidiary of GET SA, Eurotunnel Group UK, or by GET SA, of notes redeemable in shares of GET SA (the NRS), the principal characteristics of which are set out in Annex 5 to this Proposal and the majority of which would be issued to creditors who are not paid out of the proceeds of the Term Loan;

  •
  the making of a public offer to holders of Eurotunnel units, enabling those who wish to become shareholders of GET SA, the shares of which would be admitted to trading on a regulated market.

Following the Reorganisation, the Eurotunnel group debt, which on 30 September 2006 was 9.073 billion euros, would be reduced to 4.164 billion euros(2). Annual interest charges, which are currently approximately 430 million euros, would only be approximately 300 million euros(3) for the first three years following the implementation of the Reorganisation, and would amount to approximately 220 million euros in the fourth year.

(1)
2005 not audited.

(2)
Excluding the nominal amount of the NRS.

(3)
Including the interest paid on the NRS.

One of the essential objectives of the Reorganisation is to combine this large reduction of Debt with maintaining the Eurotunnel group and all of its operational assets intact.

A more detailed overview of the legal and financial aspects of the Reorganisation set out in this Proposal is provided in paragraph 2.2 below.

2.    DESCRIPTION OF THE REORGANISATION

2.1        ORIGIN AND STRUCTURE OF THE DEBT AT THE OPENING OF THE SAFEGUARD PROCEDURE

The origin and the structure of the Companies' debt at the opening of the safeguard procedure is set out below:

2.1.1    Supplier debts, intra-group debts and tax and employee debts

The supplier debts and the tax and employee debts are those arising from the suspension of proceedings resulting from the safeguard procedure (the Companies were up to date with their payment obligations as at 2 August 2006). The amount of these debts together with the intra-group debts is set out for each Company in the specific plan relating to it.

2.1.2    Borrowers and guarantors of the financial debt

France-Manche SA and Eurotunnel Finance Ltd contracted the Debt described in paragraph 2.1.3 below, for which the other Companies are guarantors.

2.1.3    Financial debt

Summary table (expressed in euros):

Type of Debt	Principal amount outstanding at 30 September 2006
Senior Debt	€ 346,637,823
Fourth Tranche Debt	€ 186,175,999
Tier 1 A	€ 1,085,099,000
Tier 1	€ 791,578,835
Tier 2	€ 1,306,207,482
Tier 3	€ 2,598,808,606
Resettable Bonds	€ 678,402,885
Participating Loan Notes	€ 1,259,921,672
Stabilisation Notes	€ 819,800,056
TOTAL	€ 9,072,632,359

In the absence of the Safeguard Proceedings opened on 2 August 2006, the overall interest charge for the 2006 financial year would have been approximately 477 million euros (including amounts payable pursuant to ongoing interest rate hedging contracts).

Debt contracted pursuant to loan agreements:

Senior Debt:

  •
  Agreement: Senior Credit Agreement (International) and Senior Credit Agreement (French) dated 18 January 1999 as amended and restated on 11 July 2002 and as amended by an amendment agreement dated 12 June 2003

  •
  Borrowers: France-Manche and Eurotunnel Finance Ltd

  •
  Amount outstanding at 30 September 2006: 346,637,823 euros (141,348,823 euros owed by France-Manche and £140,000,000, being 205,289,000 euros, owed by Eurotunnel Finance Ltd)

  •
  Repayment of principal: due in 8 equal semi-annual repayments from June 2009 to December 2012

Fourth Tranche Debt:

  •
  Agreement: Credit Agreement dated 4 November 1987, as amended and restated on 11 July 2002 and as amended by an amendment agreement dated 12 June 2003

  •
  Borrowers: France-Manche and Eurotunnel Finance Ltd

  •
  Amount outstanding at 30 September 2006: 186,175,999 euros (117,257,549 euros owed by France-Manche and £47,000,000, being 68,918,450 euros owed by Eurotunnel Finance Ltd)

  •
  Repayment of principal: in a single bullet on 18 July 2019 (for Eurotunnel Finance Ltd), in semi-annual instalments from 15 June 2006 to 15 December 2018 (for France-Manche)

Tier 1 A:

  •
  Agreement: Credit Agreement dated 4 November 1987, as amended and restated on 11 July 2002 and as amended by an amendment agreement dated 12 June 2003

  •
  Borrower: Eurotunnel Finance Ltd

  •
  Amount outstanding at 30 September 2006: £740,000,000 (being 1,085,099,000 euros)

  •
  Repayment of principal: £120,000,000 (being 175,962,000 euros) in January 2026 and £620,000,000 (being 909,137,000 euros) in two equal instalments in January 2027 and January 2028

Tier 1:

  •
  Agreement: Credit Agreement dated 4 November 1987, as amended and restated on 11 July 2002 and as amended by an amendment agreement dated 12 June 2003

  •
  Borrowers: France-Manche and Eurotunnel Finance Ltd

  •
  Amount outstanding at 30 September 2006: 791,578,835 euros (468,141,777 euros owed by France-Manche and £220,572,890, being 323,437,057 euros, owed by Eurotunnel Finance Ltd)

  •
  Repayment of principal: in semi-annual instalments from 15 January 2007 to 15 July 2025

Tier 2:

  •
  Agreement: Credit Agreement dated 4 November 1987, as amended and restated on 11 July 2002 and as amended by an amendment agreement dated 12 June 2003

  •
  Borrowers: France-Manche and Eurotunnel Finance Ltd

  •
  Amount outstanding at 30 September 2006: 1,306,207,482 euros (719,689,884 euros owed by France-Manche and £399,984,723, being 586,517,599 euros, owed by Eurotunnel Finance Ltd)

  •
  Repayment of principal: in semi-annual instalments from 15 January 2007 to 15 July 2025

Tier 3:

  •
  Agreement: Credit Agreement dated 4 November 1987, as amended and restated on 11 July 2002 and as amended by an amendment agreement dated 12 June 2003

  •
  Borrowers: France-Manche and Eurotunnel Finance Ltd

  •
  Amount outstanding at 30 September 2006: 2,598,808,606 euros (1,439,379,769 euros owed by France-Manche and £790,690,379, being 1,159,428,837 euros, owed by Eurotunnel Finance Ltd)

  •
  Repayment of principal: in semi-annual instalments from 15 January 2007 to 15 July 2025

By a letter dated 2 August, Calyon and HSBC Bank plc, in their capacity as agents, notified Eurotunnel Finance Ltd and France Manche SA, pursuant to Clause 29.1.1 of the Credit Agreement of 4 November 1987 as amended on 11 July 2002 and 12 June 2003 and Clause 16.1.1 of the Senior Credit Agreement dated 18 January 1999 as amended on 11 July 2002 and 12 June 2003, of the occurrence of an Event of Default under the following tranches of debt:

  •
  Senior Debt

  •
  Fourth Tranche

  •
  Tier 1A

  •
  Tier 1

  •
  Tier 2

  •
  Tier 3

By operation of the terms of this Proposal, all the debt due under the Credit Agreement and the Senior Credit Agreement listed above, shall, without the requirement for any party to any agreement to take any further steps, be repaid upon the terms set out in paragraph 2.2.3 of this Proposal as if such debt had been declared immediately due and payable in accordance with Clause 17 of the Agreement Among Lenders dated 3 March 1998 as last amended on 12 June 2003.

Debt instruments:

Resettable Bonds:

  •
  Resettable Bond Constituting Trust Deed dated 15 May 2006

  •
  Issuers: France-Manche and Eurotunnel Finance Ltd

  •
  Issue date: 15 May 2006

  •
  Amount outstanding at 30 September 2006: 678,402,885 euros (445,416,000 euros owed by France-Manche and £158,889,000, being 232,986,885 euros, owed by Eurotunnel Finance Ltd)

  •
  Repayment: to be repaid in one bullet repayment on 31 December 2050

Participating Loan Notes:

  •
  Participating Loan Note Constituting Trust Deed dated 7 April 1998.

  •
  Issuers: France-Manche and Eurotunnel Finance Ltd

  •
  Issue date: 7 April 1998

  •
  Amount outstanding at 30 September 2006: 1,259,921,672 euros (638,819,803 euros owed by France-Manche and £423,570,000, being 621,101,870 euros, owed by Eurotunnel Finance Ltd)

  •
  Repayment: to be repaid in one bullet repayment on 30 April 2040

Stabilisation Notes:

  •
  Stabilisation Note Constituting Trust Deed dated 7 April 1998

  •
  Issuers: France-Manche and Eurotunnel Finance Ltd

  •
  Issue date: July 2002, December 2003, January 2004 and May 2006

  •
  Amount outstanding at 30 September 2006: 819,800,056 euros (415,347,000 euros owed by France-Manche and £275,823,000, being 404,453,056 euros, owed by Eurotunnel Finance Ltd)

  •
  Repayment: to be repaid in incremental instalments from 15 March 2018 to 15 March 2026.

The debt instruments set out above are referred to herein as the Notes.

2.2        KEY TERMS OF THE REORGANISATION FOR THE PURPOSE OF DISCHARGING LIABILITIES AND REPAYMENT OF DEBT

2.2.1    KEY TERMS OF THE REORGANISATION

2.2.1.1
The key economic terms of the Reorganisation are the following:

(a)
the fundamental principle underpinning the Reorganisation is the implementation of a new financial equilibrium between the Companies and their creditors that will also preserve the rights of the holders of units representing shares in Eurotunnel SA and Eurotunnel PLC (the Units);

(b)
this new equilibrium will be achieved by the creation of GET SA, which will enter into the Term Loan, and in which holders of Units and certain creditors of the Companies will be given the opportunity to invest;

(c)
the success of the Reorganisation depends on the approval of this Proposal by the creditors of the Eurotunnel group and its adoption by the Commercial Court of Paris. The success will also depend on the approval of holders of Units which will take the form of their tendering Units to the tender offer to be launched by GET SA.

2.2.1.2 The key financial aspects of the Reorganisation are the following:

  •
  the conclusion of the Term Loan as part of the Safeguard Plan, which, taking into account available cash balances as at the first settlement date of the Tender Offer (as defined in paragraph 2.2.5 of this Proposal), will permit:

  (a)
  the refinancing of all of the Debt down to Tier 2;

    (b)
    the payment of £66,920,790 (being 98,129,300 euros) and 121,823,199 euros (being £83,079,210) in cash to the holders of the Tier 3 Debt;

    (c)
    the payment of £39,939,946 (being 58,565,940 euros) and 73,405,560 euros (being £50,060,054) in cash to the Noteholders;

    (d)
    the payment of interest accrued on the Debt under the terms and limits provided for in this Proposal (with the exception of the interest accrued under the Notes, late interest accrued since each interest payment date which has occurred since 2 August 2006 and related charges, costs, expenditure, indemnities or default or early repayment penalties under related financing agreements if necessary); and

    (e)
    the use of available cash reserves of more than 100 million euros to cover the operational needs of the group including those relating to the Reorganisation;

  •
  the issue by an English subsidiary of GET SA, Eurotunnel Group UK, or by GET SA of NRS, the principal terms of which are set out in Annex 5 to this Proposal, to certain creditors of the Companies. The issuer of the NRS will be able to redeem up to 61.73% of the NRS in cash pursuant to the terms set out in Annex 5;

  •
  the holders of the Tier 3 Debt will be given the opportunity to receive cash rather than NRS. In this respect, certain holders of the Tier 3 Debt will underwrite the subscription of the NRS in order to finance the cash payment to those holders of the Tier 3 Debt electing to receive cash;

  •
  as potential future holders of shares in the capital of GET SA, the holders of the NRS will benefit from certain corporate governance rights set out in Annex 5—paragraph 3 to this Proposal until the redemption of their NRS in ordinary shares of GET SA;

  •
  the issue by GET SA of warrants to subscribe for ordinary shares in GET SA to the holders of Units who tender their Units to the Tender Offer and to the Noteholders. The warrants will have an exercise price equal to the nominal value (following share consolidation) or will entitle their holders to receive free shares and will be exercisable in the event of additional value crystallising in the Eurotunnel group following implementation of the Reorganisation; and

  •
  the payment by Eurotunnel or GET SA, as the case may be, of all transaction costs and expenses relating to the Reorganisation, including fees relating to the Term Loan; for the avoidance of doubt, the Company will pay its own costs and expenses before paying or reimbursing any costs and expenses of third parties, as the case may be, and any such payment of reasonable costs and expenses to third parties shall be in accordance with the limits and conditions agreed with such third parties in contracts entered into following the date of this Proposal in order to facilitate the approval of this Proposal by the Companies' creditors.

2.2.2    NEW ENTITIES CREATED IN THE CONTEXT OF THE REORGANISATION—GET SA, EUROTUNNEL GROUP UK AND XCO

2.2.2.1 GET SA

(a)        Form of GET SA

GET SA will be incorporated, under the responsibility of Eurotunnel, as a société anonyme under French law.

(b)        Constitutional documents

The original by-laws (statuts) of GET SA prepared by the management of Eurotunnel shall reflect the principles set out in this Proposal and shall be based on the current by-laws of Eurotunnel S.A., as amended to reflect the single holding company structure of the Eurotunnel group and for other amendments (such as the introduction of double voting rights for shareholders holding their shares in registered form for two years).

The original by-laws (statuts) of GET SA shall not be amended until the Safeguard Plan has been approved by a judgment of the Commercial Court as provided for by article L. 628-28 of the French Commercial Code.

(c)        Board of directors of GET SA

The initial board of directors of GET SA will be composed of 7 members proposed by the Joint Board of Eurotunnel.

(d)        Corporate Governance

Information relating to the corporate governance of GET SA is set out in Annex 5—paragraph 3 to this Proposal.

(e)        Share capital

The share capital of GET SA shall be divided into two classes: (a) class A ordinary shares with a nominal value of 0.01 euro each (which shall be a technical value and not represent the market value of the shares) (the Class A Shares); and (b) a class B preference share with a nominal value of 0.01 euro (the Class B Share). The rights of the Class B Share are set out in Annex 5—paragraph 3 to this Proposal. The Class A Shares shall be admitted to listing and trading on Eurolist by Euronext™ and, subject to the agreement of the Parties and of the English market authorities, on the London Stock Exchange.

2.2.2.2 Eurotunnel Group UK

(a)        Form of Eurotunnel Group UK

Eurotunnel Group UK shall be incorporated as a limited liability company registered in England with its effective centre of management in France.

(b)        Initial shareholders—Classes of shares

The share capital of Eurotunnel Group UK shall be comprised of ordinary shares and one preference share. All of the ordinary shares of Eurotunnel Group UK, with the exception of the shares held by the directors, shall be held by GET SA. Each of the 11 directors of Eurotunnel Group UK will own one ordinary share of Eurotunnel Group UK.

The preference share issued by Eurotunnel Group UK shall be held by XCo (as defined in paragraph 2.2.2.3 below) and the only right attached to this preference share shall be to appoint and, as appropriate, remove 4 of the 11 directors of Eurotunnel Group UK.

(c)        Constitutional documents

The articles of association of Eurotunnel Group UK will provide for a minimum notice period for a general meeting of the shareholders of Eurotunnel Group UK of 30 calendar days in the case of a proposal to remove any of the directors of Eurotunnel Group UK or amend the articles of association of Eurotunnel Group UK.

This minimum notice period for a general meeting of the shareholders of Eurotunnel Group UK shall be extended in the case where for any reason whatsoever the terms and conditions of the NRS are not complied with, until such time as they are complied with.

(d)        Corporate Governance

  (i)
  The initial board of Eurotunnel Group UK shall be the same as the board of GET SA. For the avoidance of doubt, the 4 directors of GET SA appointed upon proposal of XCo shall be the same as the 4 directors of Eurotunnel Group UK appointed by XCo.

  (ii)
  Except in the circumstances provided for in (iii) and (iv) below, meetings of the board of directors of Eurotunnel Group UK shall be held at the same time as meetings of the board of directors of GET SA and the board of directors of Eurotunnel Group UK shall take decisions in a manner consistent with the decisions taken by the board of directors of GET SA.

  (iii)
  The articles of association of Eurotunnel Group UK will provide that in the event that one or more of the directors of GET SA appointed upon proposal of XCo are removed and not replaced by persons proposed for appointment by XCo, in discharging its obligations to act in the interests of Eurotunnel Group UK and its subsidiaries, the board of directors of Eurotunnel Group UK shall have primary regard to the corporate interest of Eurotunnel Group UK and its direct and indirect subsidiaries, taking into account the obligations of Eurotunnel Group UK to its creditors, and shall not take into consideration any instructions received from GET SA which are not compatible with such corporate interest.

  (iv)
  Following an event triggering the redemption of the NRS in Class A Shares but prior to such redemption, compulsory qualified majority rules (being a positive decision of 8 directors of the Board of Eurotunnel Group UK) shall apply to those decisions taken by the board of directors of Eurotunnel Group UK that are the same as those set out in the paragraph "Decision Rights attached to the Class B Share" in Annex 5 paragraph 3 to this Proposal, as applied to the Eurotunnel Group UK group.

2.2.2.3 XCO

2.2.2.3.1 Form of XCo: XCo shall be incorporated prior to the end of 2006 as a limited liability company registered in England under the responsibility of a representative of its first shareholders designated by them by way of a simple majority vote (the simple majority being calculated on the basis of the number of NRS that such first shareholders are entitled to receive under this Proposal).

2.2.2.3.2 First shareholders: the Noteholders and the holders of the Tier 3 Debt who subscribe for the NRS shall be the first shareholders of XCo, such shareholding to be allocated in proportion to their respective holdings in the NRS. Following such initial share issue by XCo, no further shares shall be issued.

2.2.2.3.3 Asset: XCo shall be the holder of the Class B Share in GET SA and the preference share issued by Eurotunnel Group UK. Failing the incorporation of XCo by its initial shareholders in accordance with the terms of this Proposal before the launch of the Tender Offer, the Class B Share and the preference share to be issued by Eurotunnel Group UK shall not be issued.

2.2.2.3.4 Transfer of shares:

The shares in XCo will be issued to the subscribers for the NRS in proportion to their initial subscription of NRS (on the basis of one XCo share for each NRS subscribed). To the extent that any of the original subscribers of NRS transfer their NRS to any person other than another shareholder of XCo, the number of shares in XCo corresponding to the interest of such initial subscriber shall be cancelled by XCo (cancelled by XCo for the purposes of this paragraph shall mean either that XCo will convert the relevant shares to deferred shares or take any other action permitted by law to give the effect of cancellation), being provided however that if the original subscribers of the NRS in aggregate hold shares in XCo which correspond to less than 30% of the initial number of shares in XCo (as reduced by the number of shares of XCo cancelled upon (i) redemption in shares of the NRS or (ii) redemption in cash of NRS II or (iii) purchases of NRS on the market by the issuer of the NRS), and no single original subscriber for NRS holds shares in XCo which correspond to more than 20% of the initial number of shares in XCo (as reduced by the number of shares in XCo cancelled upon (i) redemption in shares of the NRS or (ii) redemption in cash of the NRS II or (iii) purchases of NRS on the market by the issuer of the NRS), the Class B Share shall be transformed into an ordinary share in GET SA.

2.2.3    TERMS OF THE REORGANISATION FOR EACH CLASS OF FINANCIAL CREDITOR

2.2.3.1 Senior Debt

2.2.3.1.1 On the date provided for in this respect in paragraph 4 of this Proposal, all of the principal amount due under the Senior Debt (£140,000,000 and 141,348,823 euros, being a total of 346,637,823 euros), the Fourth Tranche Debt (£47,000,000 and 117,257,549 euros, being a total of 186,175,999 euros), the Tier 1A Debt (£740,000,000, being 1,085,099,000 euros), the Tier 1 Debt (£220,572,890 and 468,141,777 euros, being a total of 791,578,835 euros) and the Tier 2 Debt (£399,984,723 and 719,689,884 euros, being a total of 1,306,207,482 euros) will be repaid using, among other sources, the proceeds of the Term Loan.

In addition, at that date the interest accrued under these various amounts until that date (with the exception of late interest on this accrued interest and related charges, costs, expenditure, default or early repayment indemnities or penalties under related financing agreements if necessary) will be paid, such interest being calculated at the rate applicable to each corresponding debt (excluding any increase in such rates for late payment).

The repayments of principal and payments of interest will be made in pounds sterling or euros in a proportion to reflect the currency or currencies in which each debt is denominated in relation to each of the relevant creditors.

2.2.3.1.2 The repayment of principal and the payment of interest referred to in paragraph 2.2.3.1.1 above will satisfy all the debts of the relevant creditors concerned with respect to the Companies under the Senior Debt, the Fourth Tranche Debt, the Tier 1A Debt, the Tier 1 Debt and the Tier 2 Debt.

2.2.3.2 Tier 3 Debt

2.2.3.2.1 The following provisions relate to the Tier 3 Debt:

  (a)
  the holders of the Tier 3 Debt shall assign the debt corresponding to the Tier 3 Debt to GET SA or to a subsidiary designated by GET SA, in exchange of the consideration described in paragraph 2.2.3.2.1(b);

  (b)
  each of the assignors of the Tier 3 Debt shall be offered a pro rata share:

    (i)
    of 75.69% of the nominal amount of the NRS (being an aggregate amount of £965 million divided into a nominal amount of £430,523,751 (being 631,298,502 euros) and of 783,729,248 euros (being £534,476,249)) (the Tier 3 Consideration) allocated as follows:

    (A)
    NRS I: for nominal amounts of £92,796,829 (being 136,072,630 euros) and of 168,928,170 euros (being £115,203,171);

    (B)
    NRS II: for nominal amounts of £337,726,922 (being 495,225,872 euros) and of 614,801,078 euros (being £419,273,078) and

    (ii)
    a cash payment in the amount of £66,920,790 (being 98,129,300 euros) and of 121,823,199 euros (being £83,079,210).

    Regarding the NRS I, each assignor of the Tier 3 Debt will receive only NRS I of the S1T3 tranche.

    The NRS issued pursuant to paragraph (i) above and the payment in cash referred to in paragraph (ii) above will be made in pounds sterling or euros in a proportion to reflect the currency or currencies in which the Tier 3 Debt assigned by each holder of the Tier 3 Debt pursuant to sub-paragraph (a) above is denominated.

  (c)
  the terms of the Tier 3 Debt will be amended so that it is payable upon first demand by the creditor;

  (d)
  following the assignment of the Tier 3 Debt referred to in paragraph 2.2.3.2.1(a):

  (i)
  Eurotunnel SA and Eurotunnel PLC, which are currently guarantors of the Tier 3 Debt, shall agree to become direct debtors of the Tier 3 Debt;

  (ii)
  in consideration for Eurotunnel SA and Eurotunnel PLC undertaking to become the direct debtors of the Tier 3 Debt and taking into account the future capitalisation by Eurotunnel SA and Eurotunnel PLC of all or part of the resulting debt, Eurotunnel Finance Ltd or The Channel Tunnel Group Limited and France-Manche SA will agree to become debtors of Eurotunnel SA and Eurotunnel PLC for the principal amount of the Tier 3 Debt of which Eurotunnel SA and Eurotunnel PLC will agree to become direct debtors;

  (iii)
  GET SA or its subsidiary, as the case may be, will capitalise all or part of its debt with respect to Eurotunnel SA and Eurotunnel PLC for an amount allowing it to hold directly or indirectly 95% of the share capital of each of these companies (the Capitalised Tier 3 Debt);

    (iv)
    Eurotunnel SA and Eurotunnel PLC will capitalise their debts with respect to Eurotunnel Finance Ltd or The Channel Tunnel Group Limited and France-Manche SA in an amount equal to the value of the Capitalised Tier 3 Debt;

    (v)
    Eurotunnel Finance Ltd and France-Manche SA will be released from their Tier 3 Debt in an amount equal to the value of the Capitalised Tier 3 Debt.

2.2.3.2.2 During a period of 15 calendar days from the date of the court decision approving the Safeguard Plan, each holder of the Tier 3 Debt other than the Tier 3 Cash Option Arrangers (as defined in Annex 4—paragraph 1 to this Proposal) will have an option to receive cash rather than all or part of the NRS constituting the Tier 3 Consideration referred to in (i) of paragraph 2.2.3.2.1(b) above (the Tier 3 Cash Option). Once exercised, this election shall be irrevocable. For the avoidance of doubt, if a holder of Tier 3 Debt does not notify its election to receive cash consideration within the 15 calendar day period referred to above, it will be deemed to have elected to receive NRS.

Certain holders of the Tier 3 Debt have indicated to Eurotunnel their intention to exercise the Tier 3 Cash Option for an overall principal amount of Tier 3 Debt of approximately 570 million pounds sterling (being approximately 835.8 million euros) if this Proposal is approved.

2.2.3.2.3 Holders of the Tier 3 Debt electing for the Tier 3 Cash Option will receive in this respect cash in an amount payable in pounds sterling and in euros (reflecting the currency or currencies in which the NRS, and the interest thereon, to which such holders were entitled were denominated) equal to the sum of (i) 98.50% of the principal amount of the NRS to which they would have been entitled under paragraph 2.2.3.2.1(b) above and (ii) the amount of interest which would have been paid on such NRS calculated pro rata temporis by application of the rates applicable to the NRS for the period between 1 January 2007 and the payment date of the sums which are due to them in respect of the exercise of the Tier 3 Cash Option.

2.2.3.2.4 The interest due to the holders of Tier 3 Debt from the latest interest payment until 31 December 2006 (with the exception of (i) late interest accrued since each of the interest payment dates occurring during the period from 2 August 2006 to 31 December 2006 and (ii) related charges, costs, expenditure, indemnities, default or early repayment penalties under the Tier 3 Debt if necessary) will be paid on the date provided for in this respect in paragraph 4 of this Proposal.

2.2.3.2.5 The payment of the Tier 3 Consideration or of the amount payable in respect of the exercise of the Tier 3 Cash Option, as the case may be and the payment in cash referred to in paragraph 2.2.3.2.1(b)(ii) above, as well as the payment of the interest referred to in paragraph 2.2.3.2.4 above will satisfy alone all the debts of the holders of Tier 3 Debt in respect to the Companies under the Tier 3 Debt.

2.2.3.3 Notes

2.2.3.3.1 The Noteholders will be convened to a meeting for the purposes of approving the assignment as part of this Proposal of all the Notes to GET SA or one of its subsidiaries in exchange for a pro rata share of:

  (a)
  the allocation of NRS I for nominal amounts of £90,026,631 (being 132,010,550 euros) and 161,259,450 euros (being £109,973,369);

  (b)
  the allocation of NRS II for nominal amounts of £14,800,672 (being 21,702,965 euros) and 22,287,535 euros (being £15,199,328);

  (c)
  the allocation of 45% of the Claw Back Rights; and

  (d)
  a cash payment of £39,939,946 (being 58,565,940 euros) and 73,405,560 euros (being £50,060,054).

For the avoidance of doubt, interest accrued on the Notes and unpaid on the date of their transfer pursuant to this Proposal (together with late interest, charges, costs, expenditure, premiums, indemnities or late payment penalties payable under the terms of the Notes, as the case may be) will not be paid to the Noteholders.

2.2.3.3.2    The NRS and Claw Back Rights allocated to the Noteholders in accordance herewith shall be allocated between the holders of the different tranches of Notes as follows:

Stabilisation Notes

  •
  40.2% of the NRS I for the nominal amount of NRS I of £39,665,801 (being 58,163,947 euros) and 59,730,593 euros (being £40,734,199);

  •
  all the NRS II allocated to the Noteholders for the nominal amount of NRS II of £14,800,672 (being 21,702,965 euros) and 22,287,535 euros (being £15,199,328);

  •
  15% of the Claw Back Rights allocated to the Noteholders; and

  •
  £17,760,806 (being 26,043,558 euros) and 26,745,042 euros (being £18,239,194) in cash.

Resettable Bonds

  •
  28.75% of the NRS I allocated to the Noteholders in the nominal amount of NRS I of £19,747,478 (being 28,958,714 euros) and 55,358,411 euros (being £37,752,522);

  •
  15% of the Claw Back Rights allocated to the Noteholders; and

  •
  £10,200,002 (being 14,956,773 euros) and 28,593,822 euros (being £19,499,998) in cash.

Participating Loan Notes

  •
  31.05% of the NRS I allocated to the Noteholders in the nominal amount of NRS I of £30,613,352 (being 44,889,889 euros) and 46,170,446 euros (being £31,486,648);

  •
  70% of the Claw Back Rights allocated to the Noteholders; and

  •
  £11,979,138 (being 17,565,609 euros) and 18,066,696 euros (being £12,320,862) in cash.

Regarding the NRS I, each Noteholder will receive NRS I divided equally between tranches S1T1, S1T2 and S1T3.

The NRS allocated to the Noteholders as set out above shall be stated in euros and in pounds sterling in a proportion to reflect the currency or currencies in which the NRS to which such holders were entitled were stated.

The Claw Back Rights granted to holders of Stabilisation Notes, Resettable Bonds and Participating Loan Notes in the proportions set out above will be divided between the holders of each of these classes of Notes on a pro rata basis of the holding of such Notes within the relevant class of Notes and for the purposes of calculating these holdings, the exchange rate of 1.46635 euro for one pound sterling shall be applied.

2.2.3.4 Counterparties under interest rate hedging contracts

An aggregate amount of 3 million euros will be paid to Merrill Lynch International Bank Limited and to Dresdner Bank AG (the Swap Counterparties) in full and final settlement of all claims which the Swap Counterparties have or may have against any member of the Eurotunnel group. The amount of 3 million euros to be paid to the Swap Counterparties pursuant to this paragraph 2.2.3.4 shall be shared between such Swap Counterparties as follows:

  •
  Merrill Lynch International Bank Limited: 1 million euros

  •
  Dresdner Bank AG: 2 million euros

2.2.4    FINANCIAL INSTRUMENTS ISSUED PURSUANT TO THE REORGANISATION

2.2.4.1 Notes redeemable in shares

2.2.4.1.1 Issue and allocation

2.2.4.1.1.1 On the date provided for in this respect in paragraph 4 of this Proposal, Eurotunnel Group UK or GET SA will issue two series of NRS in a nominal amount of £571,042,142 and 1,032,248,606 euros. The first series will be divided into three tranches and the second series will be composed of a single tranche (together, the NRS) as follows:

  (a)
  First series: £30,008,877 (being 44,003,517 euros) and 53,753,150 euros (being £36,657,790) (S1T1), £30,008,877 (being 44,003,517 euros) and 53,753,150 euros (being £36,657,790) (S1T2) and £158,496,794 (being 232,411,774 euros) and 287,653,693 euros (being £196,169,873) (S1T3) (collectively the NRS I); and

  (b)
  Second series: £352,527,594 (being 516,928,837 euros) and 637,088,613 euros (being £434,472,406) (the NRS II).

The principal terms of the NRS are set out in Annex 5—paragraph 1 to this Proposal.

2.2.4.1.1.2 The NRS shall be allocated in the proportion of NRS I and NRS II as set out in this Proposal as follows:

  (a)
  nominal amounts of £35,691,088 (being 52,335,627 euros) and 64,972,373 euros (being £44,308,912) of NRS I S1T3 by way of the Primary Priority Allocation (as defined in Annex 4 to this Proposal) to the Tier 3 Cash Option Arrangers in accordance with the terms set out in Annex 4—paragraph 5 to this Proposal by way of set-off against an identical amount due to them pursuant to their undertaking as Tier 3 Cash Option Arrangers;

  (b)
  nominal amounts of £430,523,751 (being 631,298,502 euros) and 783,729,248 euros (being £534,476,249) to the holders of Tier 3 Debt in consideration of the transfer of all their claims under such debt as provided in paragraph 2.2.3.2.1 (subject to the provisions of paragraph 2.2.3.2.2 and to the Underwriting and Monetisation arrangements provided for in Annex 4—paragraph 2 to this Proposal); and

  (c)
  nominal amounts of £104,827,303 (being 153,713,516 euros) and 183,546,985 euros (being £125,172,698) to the Noteholders, in consideration of the transfer of all their debts under the Notes, as set out in paragraph 2.2.3.3.

2.2.4.1.2 Underwriting and monetisation

The terms of the underwriting and monetisation of the NRS to be issued as part of the Reorganisation, and in particular the terms on which the holders of Units tendering such Units to the Tender Offer shall be granted a secondary priority allocation equal to a maximum nominal amount of NRS of £60 million (the Secondary Priority Allocation), are described in Annex 4 to this Proposal.

2.2.4.2 Claw Back Rights

2.2.4.2.1 Part of the additional value arising upon certain events and crystallising in the Eurotunnel group shall be allocated to the holders of Units having tendered their Units to the Tender Offer and to the Noteholders under the form of warrants to subscribe for shares or of warrants to receive free shares, in accordance with Annex 6 to this Proposal (the Claw Back Rights).

2.2.4.2.2 None of the holders of the shares in XCo shall exercise its rights as shareholder of XCo and/or as shareholder of GET SA (as appropriate) to prevent or hinder the application of the Claw Back Rights. The articles of association of XCo shall include a specific provision to this effect.

2.2.4.2.3 In connection with the finalisation of the consolidated financial statements of the GET SA group which would allow the calculation of any additional value referred to in paragraph 2.2.4.2.1 above, the board of directors of GET SA, and the audit committee thereof, will only take into consideration their fiduciary duties to act in the best interests of the GET SA group taken as a whole.

2.2.5    TENDER OFFER

2.2.5.1 GET SA shall launch an exchange tender offer in France and the UK (the Tender Offer) to the holders of the Units to exchange 40 Units (or such other number of Units that the Companies may elect) and underlying shares in SA and PLC for 1 Class A Share (1/40, or such other exchange ratio that the Companies may elect, being the Exchange Ratio). Upon or immediately following completion of the Tender Offer, shareholders of GET SA will also receive 55% of the Claw Back Rights.

2.2.5.2 The Tender Offer shall comply with the takeover laws and regulations of France, the UK and any other relevant jurisdiction. The Tender Offer shall include a minimum acceptance threshold of 60%. The terms of the Tender Offer will be subject to regulatory approval. The Tender Offer shall also include a mechanism to provide for holders of the Units who tender their Units to the Tender Offer to continue to benefit from preferential tariffs for transport granted by Eurotunnel.

2.2.6    ADDITIONAL INDEBTEDNESS AND CAPITAL STRUCTURE

2.2.6.1 Additional Eurotunnel Group indebtedness

The Eurotunnel group retains the ability to raise additional debt at any time up to a maximum aggregate amount of 225 million pounds sterling (or the equivalent thereof in euros), in addition to the maximum amount that may be borrowed pursuant to the Term Loan.

2.2.6.2 Capital structure of Eurotunnel SA and Eurotunnel PLC, France-Manche SA and The Channel Tunnel Group Limited

On the date provided for in this respect in paragraph 4 of this Proposal, Eurotunnel SA, Eurotunnel Plc, and France-Manche SA and Eurotunnel Finance Ltd or The Channel Tunnel Group Limited will proceed with share capital increases, by way of set-off against all or part of the claims held by GET SA or one of its subsidiary companies following the transactions described in paragraphs 2.2.3.2.1(a) to 2.2.3.2.1(d) above. The amount of the share capital increases will be determined by GET SA at a later date in order to optimise the future structure of the group, and such share capital increases would in any event improve the debt/shareholders' equity ratio of the Eurotunnel group in an amount equal to the amount of the Capitalised Tier 3 Debt.

In addition, Eurotunnel intends to carry out a reduction of the nominal value of the shares of Eurotunnel SA to 0.01 euro (the nominal value of Eurotunnel Plc's shares being already £0.01) and to apply, as the case may be, for the delisting of the Units from the listing in London, Brussels or Paris.

2.2.7    TERMS OF REPAYMENT BY CLASS OF CREDITOR

The terms of repayment of the debt by class of creditor are set out below:

2.2.7.1 Debt owed to the members of the committees of principal suppliers

The debts owed to these creditors (other than late penalty interest) will be paid within 6 months following the decision of the Commercial Court of Paris approving the Safeguard Plan.

2.2.7.2 Debt held by the creditors other than the members of the Committees and the Noteholders

The debts owed to these creditors (other than late penalty interest) will be paid on the first settlement date of the Tender Offer.

2.2.7.3 Intra-group debt

The debts existing between the Companies will be paid following full payment of the debts referred to in paragraphs 2.2.7.1 and 2.2.7.2 above.

2.2.7.4 Financial debt and loan notes

The terms of the repayment and restructuring of the financial debt and Notes are set out in paragraphs 2.2.1 and 2.2.3 of this Proposal.

2.2.8    The approval of this Proposal by the creditors of the Companies and the decision of the Commercial Court of Paris to approve the Safeguard Plan will prevent any creditor of any of the Companies from relying on any terms in any contracts binding the Companies permitting it to require the early repayment of any debt payable, each creditor of the Eurotunnel group being obliged to abide by the provisions of the Safeguard Plan relating to the treatment of the Debt.

Such approval and the decision of the Commercial Court of Paris will deprive all agreements, protocols or undertakings, whether oral or written, which have been agreed between any of the Companies and any of the creditors of the Eurotunnel group or co-contracting parties to an agreement with Eurotunnel in the context of restructuring the Debt of any effect with the exception of the agreements entered into after the date of this Proposal to facilitate the approval of this Proposal by the Companies' creditors.

The securities granted in respect of the Debt will not be affected by the approval of this Proposal.

In addition, the provisions of the Safeguard Plan will apply to and will be enforceable against all creditors of the Eurotunnel group including those who have not complied with the formalities to declare their debt within the relevant time limits.

3.    SOCIAL CHAPTER OF THE SAFEGUARD PROCEDURE

The difficulties encountered by the Companies being essentially financial in nature, and after taking into consideration the great efforts made in the context of the redundancy plan at the time of the business and operational restructuring in 2005, it is not expected that any redundancies will be necessary.

Consequently, the workforce should remain stable.

4.    TIMETABLE FOR IMPLEMENTING THE REORGANISATION

The dates set out in the timetable below may be changed if this proves necessary for the effective implementation of the Safeguard Plan. Should any difficulties in the implementation arise, these would be made known to the officials in charge of the implementation of the plan, who would decide the measures which would need to be taken to preserve the objectives of the Reorganisation.

Preliminary steps to carry out before the end of 2006	Incorporation by the relevant parties of GET SA and other new legal entities required for the implementation of the Reorganisation.
Formalities relating to the filing of the requests for the approvals required for the implementation of the Reorganisation, in particular:
•
governmental authorisations, and in particular confirmation that the new lenders will be "lenders" for the purposes of the Concession Agreement, approval of the security interests and approval of the group structure; and
•
regulatory authorisations: AMF/Euronext (dispensation from the requirement to make a mandatory offer upon redemption of the NRS into shares, listing of the Class A Shares, listing of the NRS), Takeover Panel/FSA (dispensation from the requirement to make a mandatory offer upon redemption of the NRS into shares, listing of the NRS)
Signature or near-final draft of the documents necessary to implement the Reorganisation, in particular:
	•	the Term Loan agreement (and related documents);
	•	the terms and conditions of the NRS;
	•	the NRS underwriting agreement;
	•	the terms and conditions of the Claw Back Rights.
Preparation of articles of association of XCo in accordance with the provisions of paragraph 2.2.2.3 of this Proposal
T	The Commercial Court of Paris approves the Safeguard Plan(4)
T + 60 days	Incorporation of XCo
T + 90 days	Start of the offer period for the Tender Offer
T + 120 days	General meeting of GET SA at which the initial shareholders of GET SA will approve:
	•	a share capital increase of GET SA relating to the Tender Offer;
	•	the issue of the shares upon redemption of the NRS issued by Eurotunnel Group UK or the issue of the NRS by GET SA, as the case may be; and
	•	the issue of the Claw Back Rights by GET SA
T + 140 days	First settlement date:

(4)
In the event of an appeal by the Public Minister or any other party and the suspension of the execution of the Safeguard Plan by the President of the Court of Appeal, T refers to the date of the decision of the Court of Appeal confirming the decision of the Commercial Court of Paris.

	•	listing of GET SA shares (with Claw Back Rights attached);
	•	issue of the NRS by Eurotunnel Group UK or by GET SA;
	•	first issue of the Claw Back Rights by GET SA;
	•	drawing of the Term Loan;
	•	repayment of the principal of the Debt under the terms and limits provided for in this Proposal;
	•	payment of interest due in accordance with the provisions of this Proposal
T + 160 days	Second settlement date:
	•	additional issue of the Claw Back Rights by GET SA;
	•	completion of the Reorganisation
T + 220 days	Share capital increase by Eurotunnel SA, Eurotunnel Plc, France-Manche SA and the Channel Tunnel Group Limited.
T + 230 days	Confirmation by the Commercial Court of Paris of the completion of the Safeguard Plan

5.    UNDERTAKINGS BY THE COMPANIES

In accordance with the provisions of article L. 626-10 of the French Commercial Code, Mr. Jacques Gounon declares that he is bound by the implementation of the plan set out in this Proposal.

According to the terms of this Proposal, the Companies are required to:

  •
  procure that the new entities, other than XCo, are incorporated as set out in paragraph 2.2.2;

  •
  file the requests for dispensations or regulatory or other approvals as set out in this Proposal and, after obtaining them, enter into the contracts required for the Reorganisation;

  •
  procure that Eurotunnel Group UK or GET SA, as the case may be, proceeds with the issue and listing of the NRS in a timeframe consistent with the timetable set out in paragraph 4 above;

  •
  direct GET SA to launch the Tender Offer as set out in paragraphs 2.2.5;

  •
  should the Tender Offer be successful, complete the transactions referred to in paragraphs 2.2.4 and take all measures to discharge the debt pursuant to the conditions referred to in paragraphs 2.2.3.1, 2.2.3.2, 2.2.3.3, 2.2.3.4, 2.2.7.1, 2.2.7.2, 2.2.7.3 and 2.2.8.

ANNEX 1

EUROTUNNEL GROUP COMPANIES WITHIN THE SCOPE
OF THE SAFEGUARD PROCEDURE

EUROTUNNEL SA, which has its registered office at 19 boulevard Malesherbes 75008 Paris and is registered with the Registre du Commerce et des Sociétés of Paris under number B 334 192 408;

FRANCE-MANCHE SA, which has its registered office at 19 boulevard Malesherbes—75008 Paris and is registered with the Registre du Commerce et des Sociétés of Paris under number B 333 286 714;

EUROTUNNEL SERVICES GIE, which has its registered office at 19 boulevard Malesherbes—75008 Paris and is registered with the Registre du Commerce et des Sociétés de Paris under number B 342 874 617;

EUROTUNNEL PLC, a public limited company under the laws of England and Wales, which has its registered office at UK Terminal, Ashford Road, Folkestone, Kent CT18 8XX -UNITED KINGDOM and is registered with the Registrar of Companies with registered number 01960271;

THE CHANNEL TUNNEL GROUP LIMITED, a private limited company under the laws of England and Wales, which has its registered office at UK Terminal, Ashford Road, Folkestone, Kent CT18 8XX—UNITED KINGDOM and is registered with the Registrar of Companies with registered number 01811435;

EUROTUNNEL FINANCE LIMITED, a private limited company under the laws of England and Wales, which has its registered office at UK Terminal, Ashford Road, Folkestone, Kent CT18 8XX—UNITED KINGDOM and is registered with the Registrar of Companies with registered number 02041864;

EUROTUNNEL SERVICES LIMITED, a private limited company under the laws of England and Wales, which has its registered office at UK Terminal, Ashford Road, Folkestone, Kent CT18 8XX—UNITED KINGDOM and is registered with the Registrar of Companies with registered number 02143135;

EUROTUNNELPLUS DISTRIBUTION SAS, which has its registered office at 1 boulevard de l'Europe—62231 Coquelles and is registered with the Registre du Commerce et des Sociétés de Calais under number 421 088 139;

EUROTUNNELPLUS SAS, which has its registered office at Centre d'Affaires—Terminal Eurotunnel BP 69 - 62904 Coquelles and is registered with the Registre du Commerce et des Sociétés de Calais under number 482 606 464;

SOCIETE EUROTUNNELPLUS LIMITED, a private limited company under the laws of England and Wales, which has its registered office at UK Terminal, Ashford Road, Folkestone, Kent CT18 8XX—UNITED KINGDOM and is registered with the Registrar of Companies with registered number 05376952;

EUROTUNNELPLUS SL, a company established under the laws of Spain, which has its registered office at Avenida de Aragon, no 30, Planta 10, Edificio Europa, 46021 VALENCIA—SPAIN and is registered with the Spanish register of companies under number B97623979;

EUROTUNNELPLUS B.V., a private limited liability company under the laws of The Netherlands, which has its registered office at Parklaan 32, 3016 BC ROTTERDAM—THE NETHERLANDS and is registered with the Dutch register of companies under number 24378524;

EUROTUNNELPLUS GmbH, a company established under the laws of Germany, which has its registered office at C/O Raupach & Wollert-Elmendorff Rechtsanwaltsgesellshcaft Mbh, Hanse Forum Axel-Springer-Platz D-20355 HAMBURG—GERMANY;

LE SHUTTLE HOLIDAYS LIMITED, a private limited company under the laws of England and Wales, which has its registered office at UK Terminal, Ashford Road, Folkestone, Kent CT18 8XX—UNITED KINGDOM and is registered with the Registrar of Companies with registered number 02982116;

EUROTUNNEL TRUSTEES LIMITED, a private limited company under the laws of England and Wales, which has its registered office at UK Terminal, Ashford Road, Folkestone, Kent CT18 8XX—UNITED KINGDOM and is registered with the Registrar of Companies with registered number 03599754;

EUROPORTE 2 SAS, which has its registered office at 37 rue des Mathurins 75008 Paris and is registered with the Registre du Commerce et des Sociétés de Paris under number B 450 796 347;

EUROTUNNEL SE, a société européenne which has its registered office at rue Lens—1000 BRUXELLES—BELGIUM.

ANNEX 2

OPERATING OBJECTIVES FOR YEARS 2006 TO 2009

The operating objectives were prepared in June 2005 following generally accepted accounting principles in France at the closing date of financial year 2004 and therefore prior to the transition to international standards (IFRS).

The assumptions on which these objectives were prepared were the subject of an analysis as part of a due diligence exercise conducted by financial institutions involved in the Reorganisation, which did not indicate that they are not reasonable.

The unaudited financial information for the 2005 financial year and the 2006 projections have confirmed that these objectives were realistic.

Turnover targets

	Targets
In £ millions (at £1 = €1.4)
	2006	2007	2008	2009
Passenger Revenues	166.5	167.4	164.4	161.4
Freight Revenues	292.5	309.3	321.4	334.0
Rail Revenues	473.5	253.3	259.8	275.8
Other	6.3	5.9	5.9	6.0

Total turnover	938.7	735.8	751.5	777.3

Profit targets

	Targets
In £ millions (at £1 = €1.4)
	2006	2007	2008	2009
Turnover	938.7	735.8	751.5	777.3
Trading expenses	361.8	366.0	376.7	381.8
Margin before amortisation / interest / taxes	576.9	369.9	374.8	395.5
Amortisation and provisions**	130.5	128.8	128.8	129.9
Operating margin	446.5	241.1	246.0	265.6
Investments	44.9	38.4	48.9	38.6
Operating cash flow after investments	389.2	334.3	332.4	360.2

*
including for the 2006 financial year a recovery of provisions not recovered in cash for an amount of 140 million euros relating to the termination of a guaranteed revenues clause from the Rail Network (MUC).

**
The amount of amortisation is prepared at a historical rate of £1 = 1.437 euro and has been calculated on the basis of no exceptional depreciation.

ANNEX 3

CASH-FLOW AND TABLE OF USES AND SOURCES

Assumptions:

£/€ exchange rate: 1.46635

First settlement date of the Tender Offer: 31 March 2007

Sources	£ amount (£m)	€ amount (€m)	Total equivalent (€m)	Uses	£ amount (£m)	€ amount (€m)	Total equivalent (€m)
Term Loan(2)	1,500	1,965	4,164	Debt down to Tier 2	1,548	1,446	3,716
NRS	571	1,032	1,870	Cash payments	67	122	220
Cash (at closing) (1)	96	156	298	NRS for Tier 3	466	849	1,532
				Total Tier 3	533	971	1,752
Total Sources	2,168	3,153	6,332	Cash payments	40	73	132
				NRS for Noteholders	105	184	337
				Total Noteholders	145	257	469
				Accrued interest (unpaid)(3)	140	63	269
				Supplier debts(1)	5	16	23
				Balance	27	64	103
				Total Uses	2,397	2,817	6,332

(1)
Estimate.

(2)
Indicative £/€ split.

(3)
Estimate, including interest on the NRS since 1 January 2007.

ANNEX 4

TERMS OF THE UNDERWRITING OF SUBSCRIPTION AND OF THE MONETISATION OF THE NRS ISSUED IN THE CONTEXT OF THE REORGANISATION

1.
Prior to the approval of the Safeguard Plan, one or more holders of the Tier 3 Debt (together, the Tier 3 Cash Option Arrangers) will undertake to underwrite the NRS to be issued to the holders of Tier 3 Debt pursuant to paragraph 2.2.3.2 of the Proposal. This undertaking will be for a nominal amount of NRS of £430,523,751 (being 631,298,502 euros) and 783,729,248 euros (being £534,476,249), at a price, paid in pounds sterling or in euros reflecting the currency in which the NRS subscribed pursuant to this subscription undertaking and the corresponding interest are denominated, equal to 98.50% of the aggregate nominal value of such NRS, increased by the amount of interest in pounds sterling or in euros, as the case may be, which would have been paid on such NRS calculated pro rata temporis by application of the applicable rates for the period between 1 January 2007 and the payment date of the sums due under the Tier 3 Cash Option (the Subscription Price) pursuant to the terms of an underwriting commitment to be entered into between the Tier 3 Cash Option Arrangers and Eurotunnel (the Underwriting Undertaking). Following the date which is 16 days after the decision approving the Safeguard Plan, the holders of the Tier 3 Debt who have not exercised the Tier 3 Cash Option have the option, pursuant to the terms of the Underwriting Undertaking, to underwrite the NRS in the nominal amounts set out above, along with the initial Tier 3 Cash Option Arrangers. For the purposes hereof, references to the Tier 3 Cash Option Arrangers shall include the initial Tier 3 Cash Option Arrangers as well as any such additional underwriters.

2.
A non transferable subscription right (the Subscription Right) relating to the NRS to which the holders of Tier 3 Debt having elected to receive cash pursuant to the Tier 3 Cash Option referred to in paragraph 2.2.3.2.2 of the Proposal (the Tier 3 Cash Option NRS) are entitled, will be granted to the holders of Units, the holders of Tier 3 Debt and the Noteholders on the following terms:

(a)
existing holders of Units who tender their Units to the Tender Offer will have the right to subscribe in cash, to the extent they tender their Units to the Offer, at the Subscription Price, on a pro rata basis calculated by reference to the number of Units tendered to the Tender Offer by such holder of Units compared to the total number of Units tendered to the Tender Offer (the TU Subscription Right), subject however to the last sentence of this sub-paragraph (a), a number of Tier 3 Cash Option NRS for an overall nominal amount of £60 million (being 87,981,000 euros) (the Secondary Priority Allocation). The NRS subscribed as part of the Secondary Priority Allocation shall, to the extent possible, be subscribed in the same proportion of NRS I and NRS II and with the same currency split (between pounds sterling and euros) as the Tier 3 Cash Option NRS. The overall nominal amount of Tier 3 Cash Option NRS, after deduction of the amount subscribed by the holders of Units upon exercise of the abovementioned right, will hereafter be referred to as the Tier 3 Cash

    Option NRS Balance.    Notwithstanding the limit resulting from the definition of the TU Subscription Right, each holder of Units tendering such Units to the Tender Offer will be able to freely exercise its Subscription Right up to the limit of 15,000 euros (the Limit) and if it wishes to subscribe for NRS in an amount in excess of the Limit, within the limit of a multiple of its TU Subscription Right which will be fixed by the board of directors of GET SA;

  (b)
  the holders of Tier 3 Debt who do not exercise the Cash Option will have the right to subscribe in cash, at the Subscription Price and on a pro rata basis, a number of Tier 3 Cash Option NRS equal to 50% of the Tier 3 Cash Option NRS Balance; and

  (c)
  For the Noteholders:

  (i)
  the holders of Stabilisation Notes will have the right to subscribe in cash, at the Subscription Price and on a pro rata basis, a number of Tier 3 Cash Option NRS equal to 10% of the Tier 3 Cash Option NRS Balance;

  (ii)
  the holders of Resettable Bonds will have the right to subscribe in cash, at the Subscription Price and on a pro rata basis, a number of Tier 3 Cash Option NRS equal to 11.5% of the Tier 3 Cash Option NRS Balance;

  (iii)
  the holders of Participating Loan Notes will have the right to subscribe in cash, at the Subscription Price and on a pro rata basis, a number of Tier 3 Cash Option NRS equal to 28.5% of the Tier 3 Cash Option NRS Balance;

  For the avoidance of doubt, (i) the right of the holders of Tier 3 Debt referred to in paragraph 2(b) of this Annex 4 and that of the Noteholders referred to in paragraph 2(c) of this Annex 4 shall be in addition to their rights to receive NRS referred to in paragraph 2.2.4.1.1.2(a) and 2.2.4.1.1.2(b) respectively of the Proposal and (ii) the pro rata holding referred to in paragraphs 2(b) and 2(c) above are calculated by applying a euro/pounds sterling exchange rate of 1.4665.

  In addition, the NRS subscribed upon the exercise of the Subscription Right by the holders of such rights, will be allocated to each subscriber, as far as possible, following the same allocation by category and tranche of NRS as the NRS not subscribed by the holders of Tier 3 Debt having exercised the Tier 3 Cash Option.

3.
For the purposes of paragraph 2 above:

(a)
the Subscription Right of the holders of Eurotunnel Units will be exercised when they tender their Units to the Tender Offer, the corresponding NRS being issued with the Class A Shares of GET SA on the settlement date of the Tender Offer; and

  (b)
  the Subscription Right of the holders of Tier 3 Debt who do not exercise the Cash Option and the Subscription Right of the Noteholders will be exercised within a period of 15 calendar days from the date following the end of the 15 day period referred to in paragraph 2.2.3.2.2 of the Proposal for the holders of Tier 3 Debt to exercise the Tier 3 Cash Option. The Subscription Right will be exercised by the relevant holders of Tier 3 Debt and by the Noteholders sending a written notice within such period of 15 calendar days by registered mail to GET SA indicating the number of Tier 3 Cash Option NRS in respect of which the Subscription Right is exercised;

  (c)
  regarding the number of Tier 3 Cash Option NRS in respect of which the Subscription Right is exercised by the holders of Eurotunnel Units:

  (i)
  if this number is greater than the Secondary Priority Allocation, the number of Tier 3 Cash Option NRS allocated to each such holder of Eurotunnel Units shall be reduced according to the rules of French law applicable to a "souscription à titre réductible" of new shares; and

  (ii)
  if this number is less than the Secondary Priority Allocation, the number of Tier 3 Cash Option NRS in respect of which the Subscription Right has been exercised shall, within the limits set out in the last sentence of sub-paragraph 2(a) of this Annex 4, be allocated to each such holder of Eurotunnel Units and the balance shall be subscribed by the holders of Tier 3 Debt who have not elected for the Tier 3 Cash Option and by the Noteholders pursuant to paragraphs 2 and 3 of this Annex 4 or, failing that, by the Tier 3 Cash Option Arrangers in accordance with paragraph 4 of this Annex 4;

  (d)
  regarding the number of Tier 3 Cash Option NRS in respect of which the Subscription Right is exercised by the relevant holders of Tier 3 Debt who have not exercised the Tier 3 Cash Option:

  (i)
  if this number is greater than 50% of the Tier 3 Cash Option NRS Balance, the number of Tier 3 Cash Option NRS allocated to each such holder of Tier 3 Debt shall be reduced according to the rules of French law applicable to a "souscription à titre réductible" of new shares; and

  (ii)
  if the number of such Tier 3 Cash Option NRS is less than 50% of the Tier 3 Cash Option NRS Balance, the number of Tier 3 Cash Option NRS in respect of which the Subscription Right has been exercised shall be allocated to each such holder of Tier 3 Debt and the balance shall be subscribed by the Tier 3 Cash Option Arrangers in accordance with paragraph 4 of this Annex 4;

  (e)
  regarding the number of Tier 3 Cash Option NRS in respect of which the Subscription Right is exercised by the holders of Stabilisation Notes, Resettable Bonds and Participating Loan Notes:

  (i)
  if this number of such Tier 3 Cash Option NRS is greater than respectively 10%, 11.5% and 28.5% of the Tier 3 Cash Option NRS Balance, the number of Tier 3 Cash Option NRS allocated to respectively the holders of Stabilisation Notes, Resettable Bonds and Participating Loan Notes shall be reduced according to the rules of French law applicable to a "souscription à titre réductible" of new shares; and

  (ii)
  if the number of such Tier 3 Cash Option NRS is less than respectively 10%, 11.5% and 28.5% of the Tier 3 Cash Option NRS Balance, the number of Tier 3 Cash Option NRS in respect of which the Subscription Right has been exercised shall be allocated respectively to the holders of Stabilisation Notes, Resettable Bonds and Participating Loan Notes to the extent of their subscription requests and the balance shall be subscribed by the Tier 3 Cash Option Arrangers in accordance with paragraph 4 of this Annex 4.

4.
The Tier 3 Cash Option NRS that are not subscribed pursuant to paragraphs 2 and 3 of this Annex 4 shall be subscribed by the Tier 3 Cash Option Arrangers in accordance with the provisions of the Underwriting Undertaking (and for the avoidance of doubt such NRS shall be subscribed at the Subscription Price and such amount shall be payable in cash in pounds sterling and euros in a proportion reflecting the currency in which the NRS for which they are required to subscribe under their undertaking were denominated, no later than 3 calendar days prior to the date of issue of the NRS).

5.
The Tier 3 Cash Option Arrangers shall be entitled to the payment of an amount of 35,691,088 million pounds sterling and 64,972,373 euros in consideration of their undertaking (the Priority Primary Allocation). This amount shall be shared between the Tier 3 Cash Option Arrangers pro rata to their respective underwriting commitment and shall be payable but not paid and the corresponding claim shall be set off on the date of issue of the NRS to the Tier 3 Cash Option Arrangers as provided for in paragraph 2.2.4.1.1.2(a) of the Proposal.

ANNEX 5

INDICATIVE TERMS OF THE NOTES REDEEMABLE IN SHARES, CORPORATE GOVERNANCE AND RIGHTS ATTACHED TO THE CLASS B SHARE

1.          Principal Terms of the Notes Redeemable in Shares (First Series)

Form	•	Notes redeemable in shares of GET SA (the NRS I and together with the NRS II the principal terms of which are set out in paragraph 2 below the NRS)
Total Issue Amount	•	£218,514,548 and 395,159,993euros
Tranches	•	Tranche 1—£30,008,877 and 53,753,150 euros (S1T1)
	•	Tranche 2—£30,008,877 and 53,753,150 euros (S1T2)
	•	Tranche 3—£158,496,794 and 287,653,693 euros (S1T3)
Issuer	•	Eurotunnel Group UK or Groupe Eurotunnel S.A. (the Issuer)
Currency	•	Euro and Pounds sterling
Denomination	•
100 euros or the equivalent of this amount in pounds sterling as calculated by applying the spot rate of exchange for the conversion of pounds sterling into euros published by the European Central Bank on its website as at 14.30 (Paris time) three business days prior to the issue date of the NRS.
Interest Rate(5) and Dividends	•
Coupon of 3% per annum of the nominal amount of the NRS I (the Interest), payable, except as provided hereafter, yearly (each annual interest period being an Interest Period) in cash for the first time on the date falling 13 months after the issue date of the NRS I and, regarding Tranches 2 and 3, at the end of each subsequent period of 12 months, each such date being hereafter an Interest Payment Date.

As an exception, the amount of the interest paid on the first Interest Payment Date shall be calculated by applying to the nominal amount of the NRS a rate of 3% per annum for the period between 1 January 2007 and this first Interest Payment Date.
Interest shall only be paid to the extent that there is Available Cash

(5)    The interest payment mechanics for both the NRS I and the NRS II have been drafted on the basis that the NRS will be issued in the first half of 2007. If this is not the case, these mechanics may have to be adapted accordingly.

Flow (as defined below) for the fiscal year preceding the relevant Interest Payment Date and up to the amount of the Available Cash Flow. Interest shall be paid on a pro rata basis for the NRS I and NRS II.
	•	For the purpose hereof:

Available Cash Flow" corresponds to the cash flow from operating activities less (a) net cash flow linked to investment activities and (b) net cash flow linked to financing activities (excluding that linked to repayment of debt), each of these as disclosed in the table of cash flow forming part of the consolidated accounts of GET SA (the Table of cash flow) for the relevant fiscal year.
•
Any unpaid interest on the NRS I shall be capitalized from the due date thereof and shall bear interest at a rate of 4% per annum from the relevant Interest Payment Date to the following Interest Payment Date or the effective payment date of the interest in respect of Tranche 1. Such capitalized interest together with interest thereon (the Deferred Interest) will, subject to the existence of, and up to the amount of, Available Cash Flow, be payable on the next Interest Payment Date with the Interest due on such date in the following order:
1. the Interest due on such Interest Payment Date; and
2. the then outstanding Deferred Interest, if any.
	•	No dividends shall be paid to shareholders of GET SA while there is any Deferred Interest outstanding.
•
If any Deferred Interest is still outstanding at the date of redemption in shares of any NRS I, Deferred Interest in respect of such NRS I will remain payable to the holders thereof in accordance with the above provisions relating to payment of Deferred Interest.
Redemption in shares	•	S1T1—no redemption in shares during 13 months following the Issue Date of the NRS I. Mandatory redemption in Class A Shares 13 months after the Issue Date.
	•	S1T2—no redemption in shares during 25 months following the Issue Date of the NRS I. Mandatory redemption in Class A Shares 25 months after the Issue Date.
	•	S1T3—no redemption in shares during 37 months following the Issue Date of the NRS I. Mandatory redemption in Class A Shares

37 months after the Issue Date.
•
Share redemption ratio: the share redemption ratio per NRS I (expressed as a number of Class A Shares to be obtained upon redemption of a NRS I) shall be the same as the share redemption ratio applicable to the NRS II and shall be computed at the Issue Date of the NRS so that the holders of all of the NRS issued at such date shall have the right to receive 87% of the share capital of GET SA on a fully diluted basis, it being specified that this 87% shall be allocated pro rata to the global nominal amount of each of the classes of NRS, and for the NRS I pro rata to the different tranches of such NRS I, in each case by applying the pound sterling/euro exchange rate of 1.46635. For this purpose, the fully diluted share capital of GET SA shall be equal to the number of shares of GET SA in issue following the Offer referred to in paragraph 2.2.5 as increased by the aggregate number of Class A Shares which can be issued upon redemption in shares of all the NRS issued but without taking into consideration the Class A Shares to be issued upon exercise of the Claw Back Rights described in paragraph 2.2.4.2 and in Annex 6 to this Proposal, which shall not give rise to any adjustment of the share redemption ratio. Such share redemption ratio per NRS I shall be subject to usual anti-dilution adjustments set out in article L. 228-99 of the French Commercial Code and article D 242-12 of the French Decree of 29 March 1967 and restrictions set out in article L. 22898 of the French Commercial Code.
Purchases	•	The Issuer may purchase, on the market or otherwise, all or part of the NRS I in cash. Any NRS I so purchased shall be cancelled and may not be reissued.
Accelerated Redemption in Shares	•
The NRS I shall be fully redeemed in Class A Shares at the entire discretion of the NRS I holders on an accelerated basis, at the then applicable share redemption ratio, in the event of any of the following:
•
the Board, the Président directeur general, the shareholders of GET SA or the legal representative of any member of the Eurotunnel Group (as defined below) takes a decision listed in the section entitled "Decision Rights attached to the Class B Share" in paragraph 3 below requiring a Compulsory Qualified Majority in breach of any such Decision Right;
•
subject to applicable legal deadlines, the failure to elect on two occasions a director proposed for appointment by the holder of the Class B Share, or the removal of a director proposed for appointment by the holder of the Class B Share without having such director being replaced by a new person proposed for appointment by the holder of the Class B Share.

•
For the avoidance of doubt: (i) if the shareholders of GET SA fail to elect a person proposed for appointment by the holder of the Class B Share, such holder shall be entitled to propose a new person for such appointment; (ii) the Chairman of GET SA shall be consulted as to the identity of any persons to be proposed for appointment by the holder of the Class B Share prior to such proposal; a public offer for GET SA is launched and approved by the Autorité des marchés financiers and the Takeover Panel, as appropriate, or a sale of all or substantially all of the business of the Eurotunnel Group is made.
For the purposes hereof "Eurotunnel Group" shall mean GET SA and all its affiliated companies within the meaning of article L. 233-3 of the French Commercial Code.
Transfer or oredemption in shares of the NRS I	•
In the event of the redemption in shares of a NRS I or the purchase of a NRS I by the issuer on the market or a sale of a NRS I to a person or entity that is not a shareholder of XCo, the corresponding share in XCo shall be cancelled. In the event of a sale of a NRS I to a person or entity that is a shareholder of XCo, the corresponding share in XCo shall be transferred to the buyer.
Covenants	•
The NRS I will rank pari passu with the NRS II, will be subordinated to all other debt of the Eurotunnel Group, will be unsecured and their terms and conditions will not contain any covenants or any specific rights other than as set out in paragraph 3 below.
Listing	•	To the extent feasible, the NRS I will be listed on Euronext and on any other market (regulated or not) or trading platform selected by GET SA.
Governing Law	•	The NRS I shall be governed by French law.

2.          Principal Terms of the Notes Redeemable in Shares (Second Series)

Form	•	Notes redeemable in shares (the NRS II and together with the NRS I the principal terms of which are set out in paragraph 1 above the NRS)
Total Issue Amount	•	£352,527,594 and 637,088,613 euros

Issuer	•	Eurotunnel Group UK or Groupe Eurotunnel S.A. (the Issuer)
Currency	•	Euro and Pounds sterling
Denomination	•
100 euros or the equivalent of this amount in pounds sterling as calculated by applying the spot rate of exchange for the conversion of pounds sterling into euros published by the European Central Bank on its website as at 14.30 (Paris time) three business days prior to the issue date of the NRS.
Interest Rate and Dividends	•
Coupon of 6% per annum of the nominal amount of the NRS II (the Interest), payable, except as provided hereafter, yearly (each annual interest period being an Interest Period) in cash for the first time on the date falling 13 months after the issue date of the NRS II and at the end of each subsequent period of 12 months, each such date being hereafter an Interest Payment Date.

As an exception, the amount of the interest paid on the first Interest Payment Date shall be calculated by applying to the nominal amount of the NRS a rate of 6% per annum for the period between 1 January 2007 and this first Interest Payment Date.

Interest shall only be paid to the extent that there is Available Cash Flow (as defined below) for the fiscal year preceding the relevant Interest Payment Date and up to the amount of such Available Cash Flow. Interest shall be paid on a pro rata basis for the NRS I and NRS II.
	•	For the purpose hereof:

"Available Cash Flow" corresponds to the cash flow from operating activities less (a) net cash flow linked to investment activities and (b) net cash flow linked to financing activities (excluding that linked to repayment of debt), each of these as disclosed in the table of cash flow forming part of the consolidated accounts of GET SA (the Table of cash flow) for the relevant fiscal year.
•
Any unpaid interest on the NRS II shall be capitalized from the due date thereof and shall bear interest at a rate of 4% per annum from the relevant Interest Payment Date to the following Interest Payment Date. Such capitalized interest together with interest thereon (the Deferred Interest) will, subject to the existence of, and up to the amount of, Available Cash Flow, be payable on the next Interest Payment Date with the Interest due on such date in the following order:
1. the Interest due on such Interest Payment Date; and

2. the then outstanding Deferred Interest, if any.
	•	No dividends shall be paid to shareholders of GET SA while there is any Deferred Interest outstanding.
•
If any Deferred Interest is still outstanding at the date of redemption in shares of certain NRS II, Deferred Interest in respect of such NRS II will remain payable to the holders thereof in accordance with the above provisions relating to payment of Deferred Interest.
Redemption in shares	•	No redemption in shares during 37 months following the Issue Date of the NRS II. Mandatory redemption in Class A Shares 37 months after the Issue Date.
	•	Share redemption ratio: the share redemption ratio per NRS II and the anti-dilution adjustments thereof will be the same than those of the NRS I described in paragraph 1 above.
Redemption in cash	•
The Issuer can redeem all or part of the NRS II in cash during any of the first full week of each of the 4 calendar quarters. Each such redemption shall be for a minimum nominal amount of £5 million (or the equivalent thereof in euros). Any such redemption amount will be allocated pro rata and to each holder of the NRS II.
	•	The financing by the issuer of such redemption in cash shall be made by:
• use of net proceeds of one or several capital increases of GET SA;
• use of free cash flows;
•
use of proceeds of new borrowings up to £225 million in excess of the maximum amount that may be borrowed pursuant to the Term Loan Agreement. The decision rights attached to the Class B Share described in paragraph 3 below in respect of the entering into of any new material financing contract shall not apply to the raising of such additional debt provided that the following are complied with:
• the net financial debt/EBITDA ratio (including the proposed additional debt) of the Eurotunnel group shall not be greater than 11.5;
• the equivalent annual yield of the additional debt raised to redeem the NRS II shall be lower than that of the Term Loan;
• the additional debt shall have a "call protection" of no

more than 2% above par; -the additional debt may be "pay if you can";
• the additional debt cannot include restrictions on distributing cash to the remaining holders of NRS more restrictive than those provided for in the terms and conditions of the NRS.
•
The decision rights attached to the Class B Share described in paragraph 3 below in respect of a change to the capital structure of GET SA shall not apply to any actual issue by GET SA of ordinary shares, the purpose of which is to finance the redemption in cash by the Issuer of the NRS II, provided that the aggregate number of new Class A Shares so issued or to be issued does not exceed the number of Class A Shares to which the holders of such redeemed NRS II would have been entitled upon redemption in shares of the NRS II which are the subject of early redemption in cash.
Redemption Price	•	The redemption price in cash of each NRS II shall be equal to 140% of the principal amount of such NRS II.
•
If any Deferred Interest in respect of the NRS I and of the NRS II is outstanding at the date of redemption in cash of any NRS II by the issuer, the Deferred Interest on all the then outstanding NRS will be paid in cash by the Issuer on the date of redemption in cash of such NRS II in addition to the redemption price of the NRS II redeemed.
Purchases	•	The Issuer may purchase, on the market or otherwise, all or part of the NRS II in cash. Any NRS II so purchased shall be cancelled and may not be reissued.
Accelerated redemption shares	•
The NRS II shall be fully redeemed in Class A Shares at the entire in discretion of the NRS II holders on an accelerated basis, at the then applicable share redemption ratio, in the event of any of the following:
•
the Board, the Président directeur general, the shareholders of GET SA or the legal representative of any member of the Eurotunnel Group takes a decision listed in the section entitled "Decision Rights attached to the Class B Share" referred to in paragraph 3 below requiring a Compulsory Qualified Majority in breach of any such Decision Right;
•
subject to applicable legal deadlines, the failure to elect on two occasions a director proposed for appointment by the holder of the Class B Share or the removal of a director proposed for appointment by the holder of the Class B Share without having such director being replaced by a new person proposed for appointment by the holder of the Class B Share. For the avoidance of doubt: (i) if the shareholders of GET SA fail to elect a person proposed for appointment by the holder of the Class B Share, such holder shall be entitled to propose a new person for such appointment; (ii) the Chairman of GET SA shall be consulted as to the identity of any persons to be proposed for appointment by the holder of the Class B Share prior to such proposal;
•
a public offer for GET SA is launched and approved by the Autorité des marchés financiers and the Takeover Panel, as appropriate, or a sale of all or substantially all of the business of the Eurotunnel Group is made.
Transfer or redemption in shares of the NRS II	•
In the event of redemption in shares or in cash of any NRS II or purchase of any NRS II by the issuer on the market or a sale of a NRS II to a person or entity that is not a shareholder of XCo, the corresponding share in XCo shall be cancelled. In the event of a sale of a NRS II to a person or entity that is a shareholder of XCo, the corresponding share in XCo shall be transferred to the buyer.
Covenants	•
The NRS II will rank pari passu with the NRS I, will be subordinated to all other debt of the Eurotunnel Group, will be unsecured and their terms and conditions will not contain any covenants or any specific rights other than as set out in paragraph 3 below.
Listing	•	To the extent feasible, the NRS II will be listed on Euronext and on any other market (regulated or not) or trading platform selected by GET SA.
Governing Law	•	The NRS II shall be governed by French law.

3.          Corporate Governance—Principal Rights attached to the Class B Share

Board of directors of Groupe Eurotunnel S.A.	•	The Board of Directors of GET SA shall comprise 11 directors, of which the first 7 members will be proposed for appointment by the current board of directors of Eurotunnel and 4 members will be proposed for appointment by the holder of the Class B Share.
	•	The Board of Directors of GET SA shall be chaired by a Chairman and Chief Executive Officer (Président directeur général) who shall have a casting vote (the CEO).
	•	Appointment to be for 3 years.

	•	Amount of yearly aggregate directors' fees: a maximum of 750,000 euros.
•
Board meetings to be conducted in French with translation into English. Papers for all meetings to be provided in French and English. Minutes of all meetings to be taken in French and English. Minutes shall be provided to each member of the board for review and comment prior to signature thereof by the CEO. Board meetings can be held by conference call or video conferencing facility.
•
The Board will set yearly performance objectives for the CEO, CFO and COO (it being agreed that the individuals appointed to the roles of CEO, CFO and COO of GET SA will also respectively be the CEO, CFO and COO of Eurotunnel plc and Eurotunnel SA).
	•	The Board will be entitled to remove and appoint the CEO.
Boards of directors of FM and CTG	•	The board of directors of France-Manche S.A. and The Channel Tunnel Group Limited shall each include one director nominated by the holder of the Class B Share.
Reduced Rights	•
If at any time the initial subscribers of the NRS hold in aggregate less than 30% of the initial number of shares of XCo (as reduced by the number of shares of XCo cancelled upon (i) redemption in shares of NRS; or (ii) redemption in cash of NRS II by the Issuer or (iii) purchase of NRS on the market by GET SA), and no single initial subscriber of NRS holds at least 20% of such initial number of shares of XCo (as reduced by the number of shares of XCo cancelled upon (i) redemption in shares of NRS; or (ii) redemption in cash of NRS II by the Issuer or (iii) purchase of NRS on the market by GET SA), the Class B Share (as defined below) shall be transformed into an ordinary share of GET SA and all specific rights attached to the Class B Share shall be terminated.
Nomination and Remuneration Committee (Committee of the Board)	•	The members of such committee shall be 5 directors of which 2 will be directors who have been proposed for appointment by the holder of the Class B Share.
This committee will inter alia:
	•	prepare yearly performance objectives for the CEO, CFO and COO to be submitted for approval to the Board and propose salary and incentivisation arrangements for the CEO, CFO and COO to the Board;
	•	be entitled to propose the removal and appointment of CEO, CFO, and COO;

•
meet as necessary, meetings can be called with 7 calendar day prior notice by any member on an agenda specified by such member. Meetings will be conducted in English; and minutes will be drawn up in English.
Class B Share	•	A Class B preference share (the Class B Share) issued by Groupe Eurotunnel S.A. will be held by XCo (the share capital of which will be owned by the initial subscribers of the NRS).
	•	The Class B Share will be non-transferable.
•
Rights attached to the Class B Share will be incorporated in the by-laws (statuts) of GET SA, will be effective when the NRS are issued and, subject to the terms of "Reduced Rights" above, terminate on full redemption of the NRS in shares or in cash, as the case may be.
	•	The Class B Share will carry no economic rights.
Decision Rights attached to the Class B Share	•	Compulsory qualified majority (being a positive decision of 8 directors of the Board of GET SA) to be reached for following decisions by the Board of GET SA:
•
material change in Business Plan (defined as the five-year business plan of June 2005), i.e. a decision to change the Business Plan that entails a reduction of more than £ 10 million of the EBITDA of GET SA on an annual basis;
•
change in dividend policy (which will be to pay the maximum amount of available cash to shareholders (post full redemption in shares of the NRS) subject to compliance with financial covenants, minimum working capital requirements and applicable law), or payment of a dividend which represents a material change to such a policy;
•
any change in the RUC agreement or in the Concession agreement other than in the ordinary course of business or in accordance with past practice (save for any change that could give rise to the exercise of the Claw Back Rights);
•
disposals/acquisitions by any entity of the Eurotunnel Group of assets exceeding an amount of £20 million per transaction or series of related transactions of which the aggregate amount is above this threshold;
•
any change (save as envisaged by this Schedule 5) to a material financing contract or the entering into of any new material financing agreement other than a contract relating to the additional financing of £225 million referred to in the paragraph "Redemption in Cash" above or the voluntary prepayment of any debt by any member of the Eurotunnel Group, which in any case is likely to (i) result in an increased overall debt level of the Eurotunnel Group or (ii) result in an increased overall all-in annual debt cost of the Eurotunnel Group (taking into account any prospective early redemption penalty or other prepayment premium) or (iii) have an adverse effect on the business or results of the Eurotunnel Group taken as a whole or be on terms that are more onerous to the Eurotunnel Group, being understood that this provision shall not apply to any refinancing of any senior bridge financing which would be put in place for the purpose of the Reorganisation;
•
change in material assets securities granted by any entity of the Eurotunnel Group to senior lenders other than in connection with the granting of the additional financing of £225 million referred to in the paragraph "Redemption in Cash" above;
•
takeover by any entity of the Eurotunnel Group of a third party entity for a consideration exceeding £20 million or merger and demerger outside the Eurotunnel Group having an impact on the enterprise value of GET SA of more than £20 million;
•	appointment of CEO;
•
changes to the by-laws (statuts) of GET SA including changes to the number of directors, variation or removal of the rights of the Class B Share or changes to the capital structure including the issue of equity (other than as provided for in "Redemption in cash" above) or equity-linked bonds or notes;
•	appointment of a new statutory auditor that is not an internationally recognized audit firm;
•	decision to transfer tax losses outside the Eurotunnel Group or make non operating transactions to utilize tax losses in excess of euro 5 million;
•
settling any litigation by any member of the Eurotunnel Group resulting in a payment by such entity of an amount in excess of £10 million (save for any litigation that could give rise to the exercise of the Claw Back Rights). Commencing litigation in respect of an amount in demand in excess of £5 million against any governmental entity (save for any litigation that could give rise to the exercise of the Claw Back Rights);
•	any company in the Eurotunnel Group taking steps to have itself wound up or to carry out any amalgamation or reconstruction, other than where a licensed insolvency practitioner has advised GET SA that it is necessary to wind up or restructure that company by reason of law;
•
significant changes to accounting policies of GET SA or any member of the Eurotunnel Group thereof other than pursuant to applicable law or as requested by statutory auditors of GET SA or any subsidiary thereof;
	•	any decision relating to a change of the articles of association of Eurotunnel Group UK.
Information Rights attached to the Class B Share
A set of English language documents (the Information Pack) will be provided to the members of the Class B Share Committee described below. The Information Pack, that will be communicated on a strictly confidential basis and treated as such by the recipients, in particular in light of applicable laws and regulations, will be extracted from Eurotunnel's existing data and will cover the following information either consolidated or in relation to GET SA, Eurotunnel SA, Eurotunnel Plc and all material subsidiaries thereof:
•
consolidated monthly management accounts, including a profit and loss account, balance sheet and cash flow statement prepared in accordance with generally accepted accounting principles, together with an explanation of variances to agreed budget and a breakdown of key balances of such management accounts;
	•	consolidated monthly operational KPIs (including customer service, asset quality, punctuality etc);
	•	quarterly status report on commercial and operational outlook including revenues, costs, assets, (for example yield strategy, business development, headcount, etc);
	•	semi-annual report on compliance with debt covenants;
•
as soon as publicly available and within 120 days of the financial year end, audited consolidated financial statements prepared in accordance with generally accepted accounting standards, together with the audit report thereon from the GET SA's auditors;
•
as soon as publicly available and within 90 days of the financial half year end, consolidated financial statements for the half year prepared in accordance with generally accepted accounting standards;
	•	annual report on internal control.

Class B Share Committee (not a Committee of the Board)	•	Members: 5 representatives of the holder of the Class B Share.
	•	Other attendees: CEO (permanent) and any other employee convened upon request by the CEO (depending on agenda).
	•	Receives the Information Pack and may be allowed access to further documents and key senior managers as it reasonably requests in relation to the information received.
	•	Functions:
assists XCo in the exercise of its decision rights;
• analyses information provided in the Information Pack;
• reviews and discusses with the CEO (and other employees convened by the CEO) the Information Pack;
• follows the implementation of the Business Plan and the performance of GET SA and the Eurotunnel Group generally;
• considers proposed amendments to Business Plan and budget.
	•	Meets monthly, conducted in English.
Voting Rights	•
GET SA's by-laws (statuts) will include provisions relating to double voting rights for its Class A Shares in accordance with applicable laws. Such double voting rights will be attached to fully paid-up Class A Shares held in registered form for a period of two years in the name of the same shareholder.

ANNEX 6

CLAW BACK RIGHTS

1.
For the purposes of this Annex 6:

Lump Sum means any non-ordinary course of business (by reference to past practices) contribution, be it (i) a cash lump sum payment or (ii) a saving, made by a Governmental Entity (including upon an enforceable court decision, arbitration, out of court settlement or subsidy) to GET SA, Eurotunnel PLC (PLC), Eurotunnel SA (SA), Eurotunnel Finance Limited, France-Manche S.A. and The Channel Tunnel Group Limited or any of their respective consolidated subsidiaries (together the GET Group) or by a body corporate or other entity controlled by a Governmental Entity. For the avoidance of doubt this definition of Lump Sum shall not include (i) any ordinary course of business (by reference to past practices) contribution, (ii) any payment received from the tax administration in the ordinary course of business (by reference to past practices) and (iii) any payment received from the tax administration in respect of the Reorganisation (i.e. in respect of the various exchanges or anticipated repayments or issuance of financial instruments provided for in the Safeguard Plan).

Governmental Entity shall mean any supra-national, national, state, municipal, local government or authority (including any subdivision, court, administrative agency or commission or other body) or any quasi-governmental or private body exercising any regulatory, taxing, customs or other governmental or quasi-governmental authority, in each case of France, United Kingdom or emanating from the European Union authorities.

EV1 shall mean the sum of all Lump Sums made between 23 May 2006 and 30 June 2008.

EV2 shall be calculated as follows:

For each of the years 2008, 2009 and 2010, the difference between: (x) the actual EBITDA in the audited consolidated accounts of GET SA, and (y) subject to the exchange rate adjustment referred to in the following sentence, £277 million, £288 million and £303 million respectively for 2008, 2009 and 2010 shall be computed. These figures have been computed on the basis of (i) a £/€ exchange rate of 1.4 and (ii) a £/€ split of the EBITDA of 51%/49%. The 49% euro component in the above figures shall be recalculated in £ for each of the years 2008, 2009 and 2010, taking into account the effective exchange rate retained in the audited accounts of the year concerned.

Up to £7.5 million, 50% of such difference shall be retained for purposes of this calculation. Above £7.5 million, 70% of such difference shall be retained for purposes of this calculation. For example, if for a given year the difference is equal to £12 million, the amount retained for the purpose of this calculation shall be £6.9 million (3.75+3.15).

The result, for each of the years 2008, 2009 and 2010, shall then be multiplied (i) first by 14.5 and (ii) second by the Applicable Percentage (the Applicable Percentage being defined as equal to 0.3, 0.6 and 0.1 respectively for 2008, 2009 and 2010).

EV2 shall be equal to the sum of the results of this computation (to the extent that they are positive; if negative for a given year, the result of such year shall be deemed to be equal to zero for the purpose of the computation of EV2) for each of the years 2008, 2009 and 2010.

EV shall be equal to the sum of EV1 and EV2. EV is capped at 300 million pounds sterling.

EBITDA is defined as the Earning before Interest, Taxes, Depreciation and Amortisation and shall be calculated using accounting principles and practices consistent with those used in the preparation of SA's and PLC's last audited financial statements at the time of preparation of the Business Plan. (i) Exceptional items (éléments exceptionnels), if any, and (ii) all Lump Sums taken into account in EV1 shall be deducted from the actual EBITDA taken into account for the purpose of the calculation of EV2, in order to avoid double accounting.

Capitalised terms used in this Annex 6 and not defined below shall have the meaning ascribed to them in this Proposal.

        2.     GET SA will issue warrants (the Warrants) entitling their holders to subscribe for or to receive a number of new Class A Shares equal to up to twice the number of Shares existing immediately before the settlement date of the Tender Offer, multiplied by the Exchange Ratio. The Warrants shall entitle their holders to receive for free new Class A Shares, and if not feasible, to subscribe for new Class A Shares at a price equal to the nominal value of such share.

Where EV is equal to £300 million, the Warrants shall entitle their holders to subscribe for a number of new Class A Shares equal to twice the number of Class A Shares existing immediately before the settlement date of the Tender Offer, multiplied by the Exchange Ratio. Where EV is less than £300 million, the number of Class A Shares shall be reduced proportionally.

The Warrants shall have to be exercised within a period of six months from the determination of the number of Class A Shares which the Warrants entitle their holder to receive or to subscribe for (the Determination), by an accounting firm of international repute other than the auditors of the GET group (the Accounting Firm).

The issue of the Warrants shall not give rise to any adjustment of the NRS redemption ratio. The number of Class A Shares which the Warrants entitle their holder to receive or to subscribe for shall also be subject to usual anti-dilution adjustments in accordance with article L. 228-99 of the French Commercial Code and article D 24212 of the French decree of 23 March 1967.

        3.     The prospectus relating to the Tender Offer will describe the process for the Accounting Firm to calculate EV1, EV2 and the number of Class A Shares which the Warrants entitle their holder to subscribe for. Such calculation shall be made on the basis of the audited consolidated accounts of GET SA, which the Accounting Firm shall not have the power to amend. The costs of the Accounting Firm shall be borne by GET SA.

For the avoidance of doubt, the Accounting Firm shall have the power to determine the EBITDA, as well as whether a contribution is a Lump Sum, by reference to the above definitions.

The Accounting Firm will act as independent expert and any determination made by it in the context of its mission will be final and enforceable to the parties and to the shareholders of GET SA, except in case of obvious mistake. If a provision of the document creating the Warrants has to be interpreted for the purpose of its mission, the Accounting Firm will be entitled to interpret it.

4.
As part of the Reorganisation, the Warrants shall be allocated as follows:

(i)
Noteholders: 45% of the Warrants, allocated pro rata of the nominal value of the Notes immediately before the settlement date of the Tender Offer;

(ii)
Shareholders of GET SA: 55% of the Warrants, allocated pro rata of their shareholding immediately before the settlement date of the Tender Offer.

The Warrants allocated to the Noteholders shall be separate warrants ("bons d'attribution ou bons de souscriptions d'actions autonomes"), whereas the Warrants allocated to the shareholders of GET SA shall be issued to the holders of Units in exchange for their Units tendered to the Tender Offer, under the form of warrants ("bons d'attribution ou bons de souscriptions d'actions"), the Tender Offer being for shares with warrants ("actions avec bons d'attribution ou bons de souscription d'actions").

        5.     The Warrants attached to the GET SA shares issued as part of the Tender Offer will not be assignable nor transferable in any way during the first twelve months following the issue date of these shares. The Warrants granted to the Noteholders will be assignable and transferable from their issue date and GET SA will use its best efforts to obtain their listing with effect from their issue date.

The Warrants, once listed, will be listed on Eurolist by Euronext™.

        6.     At the end of each relevant year, GET SA shall publish information relating to EV1 or EV2 to be set out in the prospectus relating to the Tender Offer.

        7.     The Warrants and related arrangements shall be subject to French law.

Translation for Information Purposes Only
Confidential

24 November 2006

PROPOSED SAFEGUARD PLAN FOR THE

EUROTUNNEL GROUP COMPANIES

the names of which are set out in Annex 1 of the
Proposed Safeguard Plan dated 31 October 2006

(Articles L. 626-1 et seq. of the French Commercial Code)

ADDENDUM

IMPORTANT NOTICE

This English language translation of the French language text of an Addendum dated 24 November 2006 to the Proposed Safeguard Plan has been prepared for information purposes only. In the event of any discrepancy between the French language original and this English language translation, the French language original will prevail. Neither Eurotunnel nor any of its advisers will incur any liability in connection with this English translation.

This Addendum clarifies the Proposed Safeguard Plan dated 31 October 2006.

1.     Translation of the Proposed Safeguard Plan

        As a document prepared in the context of French judicial proceedings and as clearly indicated on the cover page of the English translation of the Proposed Safeguard Plan prepared for non French speakers, only the French version of the Proposed Safeguard Plan and its annexes will prevail and will be the only binding version once approved by Eurotunnel's creditors and following a decision of the Commercial Court of Paris approving the Safeguard Plan.

It is recommended that non French speakers wishing to obtain an explanation of certain aspects of the Proposed Safeguard Plan consult their advisers. Neither Eurotunnel nor any of its advisers will incur any liability in connection with the English translation of the Proposed Safeguard Plan that has been prepared for the sole purpose of facilitating the understanding of the Proposed Safeguard Plan by certain readers.

2.     Additional Indebtedness

        For the purposes of clarification, new borrowings of £225 million referred to in the sub-paragraph "Redemption in cash" of part 2 of annex 5 of the Proposed Safeguard Plan may only be entered into in addition to the senior debt of an amount equivalent to £2.840 billion for the purposes and subject to the conditions set out in such subparagraph.

3.     Governance of XCo

        For the purposes of clarification, for Eurotunnel, the governance rules applicable to XCo on which the Proposed Safeguard Plan is based are as follows:

•
XCo will be incorporated as soon as possible following the date of the decision of the Commercial Court of Paris approving the Proposed Safeguard Plan by one or more major holders of Tier 3 Debt and one or more major Noteholders;

•
XCo will be a limited liability company subject to the provisions of English law applicable to a company of this nature;

•
each share in XCo, that will be linked to one NRS issued in the context of the Proposed Safeguard Plan, will give right to an equal share in the assets of XCo and one voting right;

•
following settlement of the Tender Offer, the board of directors of XCo will be comprised of not less than five directors either named in the Articles of Association of XCo for such purpose or appointed by the initial board of directors of XCo or appointed by the shareholders of XCo in a general meeting to be held as soon as possible after settlement of the Tender Offer. Of these not less than five directors, four will be proposed for appointment to the board of directors of GET SA in accordance with the provisions of part 3 of annex 5 of the Proposed Safeguard Plan. GET SA will use all reasonable efforts to obtain all necessary corporate approvals for such persons to become directors of GET SA with effect from the date of settlement of the Tender Offer or as soon as practicable thereafter, subject to its having had sufficient notice of the names of such persons and to their appointment to the board of directors of XCo.

4.     Turnover Provision

        The "Turnover Provision" clause existing in certain documents relating to Eurotunnel's debt is covered by the provisions of paragraph 2.2.8 of the Proposed Safeguard Plan and accordingly such clause will cease to have effect from the date of the decision of the Commercial Court of Paris approving the Proposed Safeguard Plan, subject to its implementation.

For the purposes of clarification, the implementation of the Safeguard Plan will extinguish all of the debt subject to the Reorganisation.

5.     Borrowers of the senior debt

        In order to optimise financing costs, following negotiations carried out since 31 October 2006 with financial institutions in connection with the Term Loan, it has become apparent that the Term Loan should be granted to France-Manche SA and Eurotunnel Finance Limited for the purposes of refinancing the group's senior debt. The outstanding balance of the Term Loan will be immediately advanced to GET SA for the purposes of its operational needs in the context of the Proposed Safeguard Plan.

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6.     NRS

•
Issue

The Proposed Safeguard Plan provides for the NRS to be issued by either GET SA or Eurotunnel Group UK Ltd. For the purposes of clarification, action will be taken for the NRS to be issued by Eurotunnel Group UK Ltd (with the NRS continuing to be redeemed in ordinary shares of GET SA).

Consistent with the choice of issuer of the NRS, the NRS will be subject to English law, with the economics of the securities described in annex 5 of the Proposed Safeguard Plan remaining the same and the final terms of the NRS being subject to the necessary approvals by the relevant market authorities for them to be admitted to listing.

•
Monetisation

All the Tier 3 Cash Option Arrangers will enter into the same agreement setting out their respective underwriting commitments and providing for the express waiver of claims and proceedings relating to the Safeguard Proceedings or the adoption or implementation of the Safeguard Plan.

In order to be eligible to become a Tier 3 Cash Option Arranger, holders of Tier 3 Debt will have to enter into an undertaking providing for an express waiver of claims and proceedings relating to the Safeguard Proceedings and the adoption or implementation of the Safeguard Plan no later than two business days following the decision of the Commercial Court of Paris approving the Proposed Safeguard Plan and in the event that they assign or transfer their Tier 3 Debt after the date on which they enter into such undertaking, will have to obtain an equivalent undertaking from any assignee or purchaser of such Tier 3 Debt.

The proportional right of the holders of the Tier 3 Debt to exercise their priority subscription right will be calculated solely by reference to the amount of the Tier 3 Debt held by the holders of such Tier 3 Debt that have not exercised the Tier 3 Cash Option.

The amount of the Priority Primary Allocation to be shared between each of the Tier 3 Cash Option Arrangers shall be calculated solely by reference to the amount of the Tier 3 Debt held by each such Tier 3 Cash Option Arranger divided by the amount of the Tier 3 Debt held by all such Tier 3 Cash Option Arrangers, and without any specific treatment being applied to the initial Tier 3 Cash Option Arrangers.

7.     Subscription of NRS by holders of Eurotunnel Units

        Following an analysis by Eurotunnel of the terms on which holders of Units of Eurotunnel tendering their Units to the Tender Offer may, if they so elect, subscribe for NRS in an amount in excess of their subscription right, it has been decided that this possibility will only be available if the amount of their subscription entitlement is less than or equal to the Limit of 15,000 euros referred to in paragraph 2 of annex 4.

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QuickLinks

TRANSLATION FOR INFORMATION PURPOSES ONLY STRICTLY CONFIDENTIAL
IMPORTANT NOTICE
TRANSLATION FOR INFORMATION PURPOSES ONLY SEE IMPORTANT NOTICE ON COVER PAGE STRICTLY CONFIDENTIAL
ANNEX 1
EUROTUNNEL GROUP COMPANIES WITHIN THE SCOPE OF THE SAFEGUARD PROCEDURE
ANNEX 2
OPERATING OBJECTIVES FOR YEARS 2006 TO 2009
ANNEX 3
CASH-FLOW AND TABLE OF USES AND SOURCES
ANNEX 4
TERMS OF THE UNDERWRITING OF SUBSCRIPTION AND OF THE MONETISATION OF THE NRS ISSUED IN THE CONTEXT OF THE REORGANISATION
ANNEX 5
INDICATIVE TERMS OF THE NOTES REDEEMABLE IN SHARES, CORPORATE GOVERNANCE AND RIGHTS ATTACHED TO THE CLASS B SHARE
ANNEX 6
CLAW BACK RIGHTS
IMPORTANT NOTICE